UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
January 12, 2010
Date of report (Date of earliest event reported)
STONE ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413

(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

625 E. Kaliste Saloom Road
Lafayette, Louisiana	70508

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 237-0410
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On January 12, 2010, Stone Energy Corporation (the “Company”) and its wholly-owned subsidiary, Stone Energy Offshore, L.L.C. (“Stone Offshore”). entered into an underwriting agreement (the “Underwriting Agreement”) with Banc of America Securities LLC and J.P. Morgan Securities Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”), in connection with an underwritten public offering of $275 million aggregate principal amount of the Company’s 8.625% Senior Notes due 2017 (the “Notes”). The Notes will be issued at a price equal to 98.713% of the principal amount thereof resulting in a yield to maturity of 8.875%. The Notes will be guaranteed on a senior unsecured basis by Stone Offshore and by certain future restricted subsidiaries of the Company (the “Subsidiary Guarantors”). The Notes were offered and sold under a prospectus filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s shelf registration statement on Form S-3 (Registration No. 333-158998) (the “Registration Statement”). The Notes will be issued pursuant to an indenture to be entered into among the Company, Stone Offshore and The Bank of New York Mellon, National Association, as Trustee. Closing of the issuance and sale of the Notes is scheduled for January 26, 2010.
     The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities. Furthermore, the Company has agreed with the Underwriters not to offer or sell any debt securities of the Company or securities exchangeable for or convertible into debt securities of the Company (other than the Notes) for a period of 60 days after the date of the Underwriting Agreement without the prior written consent of Banc of America Securities LLC.
     The Company intends to use the net proceeds from the offering of the Notes of approximately $265 million (after deducting underwriting discounts and commissions and estimated expenses) to fund its pending tender offer and consent solicitation for its existing 8 1/4% Senior Subordinated Notes due 2011 (the “2011 Notes”) and for general corporate purposes, which may include the redemption or repurchase of any of the 2011 Notes not tendered in the tender offer and consent solicitation and the repayment of borrowings under its senior secured bank credit facility. Affiliates of certain of the Underwriters are lenders under the Company’s senior secured bank credit facility and may receive more than 5% of the net proceeds from the offering of the Notes.
     In connection with the offering of the Notes, on January 11, 2010, Stone entered into an amendment to its senior secured bank credit facility, which permits Stone to issue up to $300 million in notes. The amendment further provides that if Stone issues more than $200 million of notes, the borrowing base under its senior secured bank credit facility will be automatically reduced by an amount equal to 40% of the amount in excess of $200 million. Upon completion of this offering, Stone’s borrowing base will be automatically reduced from $425 million to $395 million. This amendment also provides that the indebtedness outstanding under Stone’s 8 1/4% Senior Subordinated Notes due 2011 must be repaid or redeemed within 45 days following the issuance of the Notes.
     The foregoing description of the Underwriting Agreement is a summary and is qualified in its entirety by reference to such Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
     On January 13, 2010, Stone issued a press release, which announced the pricing of its $275 million aggregate principal amount of Senior Notes due 2017. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

     In accordance with General Instruction B.2 of Form 8-K, the information in this report, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information, including Exhibit 99.1 be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
1.1	Underwriting Agreement dated January 12, 2010, by and among Stone Energy Corporation and Stone Energy Offshore, L.L.C. and Banc of America Securities LLC and J.P. Morgan Securities Inc., as representatives of the several underwriters named therein.

12.1	Computation of Ratio of Earnings to Fixed Charges

99.1	Press release dated January 13, 2010, “Stone Energy Corporation Prices Public Offering of $275 Million of Senior Notes.”

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION

Date: January 19, 2010	By:	/s/ J. Kent Pierret

J. Kent Pierret
Senior Vice President,
Chief Accounting Officer
and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Underwriting Agreement dated January 12, 2010, by and among Stone Energy Corporation and Stone Energy Offshore, L.L.C. and Banc of America Securities LLC and J.P. Morgan Securities Inc., as representatives of the several underwriters named therein.

12.1	Computation of Ratio of Earnings to Fixed Charges

99.1	Press release dated January 13, 2010, “Stone Energy Corporation Prices Public Offering of $275 Million of Senior Notes.”